Exhibit 3.1

LIMITED PARTNERSHIP AGREEMENT

OF

HARBOURVEST PRIVATE EQUITY SECONDARIES FUND (TE) L.P.

This Limited Partnership Agreement of HarbourVest Private Equity Secondaries Fund (TE) L.P., is entered into by and between HarbourVest GP LLC, as general partner (the “General Partner”), and Mary Traer, as limited partner (the “Initial Limited Partner”).

The General Partner and the Initial Limited Partner hereby agree to form a limited partnership, pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del. C. section 17-101, et seq.) (as amended, the “Act”), and agree to carry on the limited partnership subject to the terms of this Agreement and in accordance with the provisions of the Act.

1. Name. The name of the limited partnership shall be HarbourVest Private Equity Secondaries Fund (TE) L.P. (the “Partnership”).

2. Offices; Registered Agent. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent for service of process on the Partnership at such address is The Corporation Trust Company. The Partnership may from time to time have such other place or places of business within or without the State of Delaware as the General Partner may determine.

3. Purpose. The Partnership is organized for the purpose of making, holding and disposing of investments in securities and to engage in any and all activities ancillary, convenient, or incidental to the foregoing as the General Partner shall deem necessary or advisable.

4. Partners. The names and the business, residence or mailing addresses of the General Partner and the Initial Limited Partner are as follows:

General Partner

HarbourVest GP LLC

c/o HarbourVest Partners, LLC

One Lincoln Street, Suite 1700

Boston, Massachusetts 02111

Initial Limited Partner

Mary Traer

c/o HarbourVest Partners, LLC

One Lincoln Street, Suite 1700

Boston, Massachusetts 02111

5. Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. The General Partner, acting on behalf of the Partnership, shall be empowered to do or cause to be done any and all acts deemed by the General Partner, in its sole judgment, to be necessary or advisable in furtherance of the purposes of the Partnership. Notwithstanding any other provisions of this Agreement, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner.

6. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) December 31, 2036, (b) the General Partner approves the dissolution in writing, (c) an event of withdrawal of the General Partner has occurred under the Act, unless the business of the Partnership is continued in accordance with the Act, (d) an entry of a decree of judicial dissolution of the Partnership has occurred under section 17-802 of the Act, or (e) at any time there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Act.

7. Capital Contributions. The General Partner and the Initial Limited Partner hereby each agree to contribute $1.00 capital contribution to the Partnership when called upon to do so by the General Partner and shall contribute additional amounts as agreed between them in writing from time to time.

8. Additional Contributions. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

9. Allocations of Profit and Losses. The Partnership’s profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

10. Distributions. At the time or times determined by the General Partner, the General Partner shall cause the Partnership to distribute any cash held by it which is not reasonably necessary for the operation of the Partnership. Cash available for distribution shall be distributed to the partners of the Partnership in the same proportion as their then capital account balances. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to a partner of the Partnership on account of such partner’s interest in the Partnership if such distribution would violate the Act or other applicable law.

11. Transfer of Interests. Any partner may transfer all or any part of his, her or its interest in the Partnership only with the consent of the General Partner.

12. Withdrawal. No partner may withdraw from the Partnership except pursuant to an amendment to this Agreement.

13. Amendments; Additional Partners.

(a) Without the approval of the Initial Limited Partner or any other partner, the General Partner may amend, and may amend and restate, this Agreement.

(b) Without the approval of the Initial Limited Partner, the General Partner may admit additional limited partners to the Partnership. Upon the admission of additional limited partners to the Partnership, the Initial Limited Partner shall withdraw from the Partnership and shall be entitled to receive forthwith the return of her capital contribution, without interest or deduction. After the admission of any additional limited partners pursuant to this Section 13, the business of the Partnership shall continue as a limited partnership under the Act. The admission of additional limited partners to the Partnership pursuant to this Section 13 may be accomplished by the amendment, or the amendment and restatement, of this Agreement, without the consent of the Initial Limited Partner being required.

14. Fiscal Year. The fiscal year of the Partnership shall end on the 31st day of December in each year.

15. Governing Law. THIS AGREEMENT SHALL BE INTERPRETED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION.

16. Waiver of Partition. Each of the partners hereby irrevocably waives any and all rights that it may have to maintain any action for partition of any of the Partnership’s property.

17. Liability of Initial Limited Partner. The Initial Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent required by the Act.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Limited Partnership Agreement as of the 17th day of February, 2026.

GENERAL PARTNER:

HARBOURVEST GP LLC

By:	HARBOURVEST PARTNERS, LLC
Its Managing Member

By:	/s/ Mary Traer
Name: Mary Traer
Title: Managing Director

INITIAL LIMITED PARTNER:

/s/ Mary Traer
Name: Mary Traer

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